EXHIBIT 10.22

December 31, 2012

Mr. Thomas Etergino
Executive Vice President and Chief Financial Officer
TheStreet, Inc.
14 Wall Street, 15th Floor
New York, New York 10005

Dear Tom:

This letter reflects the understanding and agreement between you (“Executive”) and TheStreet, Inc. (the “Company”) regarding certain matters described herein. The parties hereby agree as follows:

1.           You shall resign from your employment with the Company, and from any positions you hold with the Company, its subsidiaries and any benefits plans maintained by the Company or its subsidiaries, upon the later of (a) the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”) or (b) February 28, 2013; provided however, that if the 2012 Form 10-K filing occurs prior to February 28, 2013, then for purposes of this agreement, your last day as an employee for purposes of Sections 3 and 4 below shall be February 28, 2013 (the “Resignation Date”) although you will no longer be required to perform any services for the Company after the 2012 Form 10-K is filed.

2.           Simultaneously with the execution of this Agreement, the parties shall execute the release (the “Release”) attached hereto as Exhibit A, which the parties agree shall satisfy the requirement contained in any written agreement between the parties (each an “Agreement” and collectively, the “Agreements”) for the delivery of a release by a party and shall be effective as of the date hereof.

3.           Your resignation pursuant to this letter shall be deemed to constitute a termination of your employment by the Company without Cause (as such term is defined in any such Agreement) effective as of the Resignation Date and such termination shall be deemed to be not “related to [a] Change of Control” (within the meaning of any such Agreement). For avoidance of doubt, provided you have executed the Release simultaneously with this Agreement, then you will be entitled to the following:

(a)	pursuant to the Severance Agreement (as defined below), the Company shall pay you the lump sum of $243,750 (less applicable withholdings) as soon as practicable, but in no event more than 30 days following the Resignation Date;

(b)	to the extent not paid in ordinary course prior to the Resignation Date, on or before March 15, 2013 or such earlier date as the fiscal year 2012 fourth quarter bonuses are paid to similarly situated active employees, the Company shall pay you the bonus (less applicable withholdings) you would have been entitled to for the fourth quarter of fiscal year 2012 based on actual performance as if you had remained employed through the date of payment of such bonuses to similarly situated active employees, including the amount of any holdback on bonuses paid during the first three quarters of fiscal year 2012;

(c)	If you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and your eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse you for, or pay directly your behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the Resignation Date) until the earlier of (i) a period of nine (9) months from the Resignation Date, or (ii) the date upon which you and/or your eligible dependents becomes covered under similar plans;

(d)	pursuant to the September 2010 RSU Agreement (as defined below) and the Severance Agreement, on the Resignation Date vesting shall accelerate with respect to an additional 160,000 restricted stock units (“RSUs”) subject to the September 2010 RSU Agreement that would otherwise be unvested as of the Resignation Date;

(e)	pursuant to the March 2011 RSU Agreement (as defined below) and the Severance Agreement, on the Resignation Date vesting shall accelerate with respect to an additional 6,252 RSUs subject to the March 2011 RSU Agreement that would otherwise be unvested as of the Resignation Date; and

(d)	pursuant to the Stock Option Agreement (as defined below) and Severance Agreement, on the Resignation Date vesting shall accelerate with respect to an additional 18,756 shares subject to the option evidenced by the Stock Option Agreement that would otherwise be unvested as of the Resignation Date and that you shall have 90 calendar days following the Resignation Date to exercise the vested portion of such option (after taking into account the vesting acceleration set forth herein).

4.           Subject to the timely execution by you (without revocation), on or after the Resignation Date and prior to the 60th day following the Resignation Date (the end of such 60-day period, the “Release Deadline”), of the release in the form attached hereto as Exhibit B (the “Second Release”), the Company shall pay you a pro rata bonus (less applicable withholdings) with respect to the first quarter of fiscal year 2013, which bonus shall be the product of (x) $54,843.75 (your target bonus of 75% of your current base salary for one quarter of the fiscal year), multiplied by (y) a fraction, the numerator of which is the number of calendar days between January 1, 2013 and the Resignation Date, inclusive and the denominator of which is 90 (such amount, the “Pro Rata Bonus”). The Pro Rata Bonus shall be paid within 10 days after the Release Deadline; provided that the Second Release is effective and irrevocable on or before the Release Deadline.

5.           This letter does not amend the provisions of any of the Agreements, which include without limitation: (i) the Agreement for Grant of Restricted Stock Units Under 2007 Performance Incentive Plan dated as of September 7, 2010 (the “September 2010 RSU

Agreement”); (ii) the Agreement for Grant of Restricted Stock Units Under 2007 Performance Incentive Plan dated as of March 28, 2011 (the “March 2011 RSU Agreement”); (iii) the Agreement for Grant of Stock Options Under 2007 Performance Incentive Plan dated as of March 28, 2011 (the “Stock Option Agreement”); (vi) the Severance Agreement dated as of September 7, 2010, as amended by amendments dated as of March 28, 2011 and December 21, 2011 (the “Severance Agreement”); and (vii) the Indemnification Agreement. Without limiting the foregoing, the Company acknowledges it has certain obligations to you under Section 1(a)(i)(B) and Section 1(a)(ii)(Y) of the Severance Agreement; and you acknowledge that you have certain obligations to the Company as set forth in restrictive covenants in the certain of the Agreements. On the Resignation Date, you shall receive payment for any accrued and unused vacation. You shall be entitled to receive reimbursement for any business expenses incurred by you prior to the Resignation Date, in accordance with the Company’s policies; to the extent you receive an invoice for any such expenses after the Resignation Date, you shall submit a claim for reimbursement related thereto to the Company promptly after receipt.

6.           Notwithstanding any provision of any of the Agreements to the contrary, if you are a “specified employee” as determined by the Board or the Compensation Committee in accordance with Section 409A of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder (“Section 409A”), you shall not be entitled to any payments of amounts which constitute deferred compensation within the meaning of Section 409A upon a termination of your employment until the earlier of (a) the date which is six (6) months after the termination of you employment for any reason other than death (except that during such six (6) month period you may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9) or that constitute a short-term deferral within the meaning of Section 409A), or (b) the date of your death. If any provision of any of the Agreements or of any award of compensation, including equity compensation or benefits, would cause you to incur any additional tax or interest under Section 409A, the parties agree to negotiate in good faith to reform such provision in such manner as to maintain, to the maximum extent practicable, the original intent and economic terms of the applicable provision without violating the provisions of Section 409A. Notwithstanding any provision of any of the Agreements to the contrary, to the extent any compensation or award which constitutes deferred compensation within the meaning of Section 409A shall vest upon the occurrence of a Change of Control (as defined in the applicable Agreement) and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A, then notwithstanding such vesting, payment will be made to you on the earliest of (a) your “separation from service” with the Company (determined in accordance with Section 409A) (or, if you are a specified employee within the meaning of Section 409A, such later date as provided in the first sentence of this paragraph), (b) the date payment otherwise would have been made, or (c) your death.

On behalf of the Company, I would like to express our appreciation for the many contributions you have made during your tenure at the Company, and we wish you the best with your future endeavors.

Sincerely,

THESTREET, INC.

	By:	/s/ Elisabeth DeMarse
Elisabeth DeMarse
Chief Executive Officer

AGREED

/s/ Thomas Etergino
Thomas Etergino

Exhibit A

Release

This Release (this “Release”) is entered into by Thomas Etergino (“Etergino”) and TheStreet, Inc., a Delaware corporation (the “Company”) on December 31, 2012 and shall become effective on the date set forth herein.

In consideration of the promises set forth in (i) the Agreement for Grant of Restricted Stock Units Under 2007 Performance Incentive Plan between the Company and Etergino dated as of September 7, 2010 (the “2010 RSU Agreement”); (ii) the Agreement for Grant of Restricted Stock Units Under 2007 Performance Incentive Plan between the Company and Etergino dated as of March 28, 2011 (the “2011 RSU Agreement”); (iii) the Agreement for Grant of Stock Options Under 2007 Performance Incentive Plan between the Company and Etergino dated as of March 28, 2011 (the “2011 Option Agreement”); (vi) the Severance Agreement between the Company and Etergino dated as of September 7, 2010, as amended by amendments dated as of March 28, 2011 and December 21, 2011 (the “Severance Agreement”); (vii) any Indemnification Agreement between the Company and Etergino (the “indemnification Agreement”) and (viii) the letter from the Company to Etergino dated as of December 31, 2012 (the “Letter Agreement”) (collectively, the “Agreements”), Etergino and the Company agree as follows:

1.            General Releases and Waivers of Claims.

(a) Etergino’s Release of Company. In consideration of the payments and benefits provided to Etergino under the Agreements and after consultation with counsel, Etergino on behalf of himself and each of his respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Etergino Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Etergino Parties may have, or in the future may possess, arising out of any aspect of Etergino’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof; provided, however, that Etergino does not release, discharge or waive (i) any rights to payments and benefits provided under the Severance Agreement and Letter Agreement, (ii) any right Etergino may have to enforce this Release or any of the Agreements, (iii) Etergino’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, any applicable insurance policy or any contract or provision to which Etergino is a party or as to which Etergino otherwise is entitled to indemnification benefits, with respect to any liability he incurred or might incur as an employee, officer or director of the Company, or (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under COBRA or the Employee Retirement Income Security Act of 1974.

(b) Company’s Release of Executive. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Etergino Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of Etergino’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof, excepting any Claim which would constitute or result from conduct by Etergino that constituted the basis for termination for Cause under the Agreements or could be a crime of any kind. Anything to the contrary notwithstanding in this Release, nothing herein shall release Etergino or any other Executive Party from any Claims based on any right the Company may have to enforce this Release or any of the Agreements.

(c) No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Release.

2.            Proceedings. Neither Etergino nor the Company have filed, any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to Etergino’s employment or the termination thereof (each, individually, a “Proceeding”).

3.            Remedies.

(a) In the event Etergino initiates or voluntarily participates in any Proceeding involving any of the matters waived or released in this Release, or if he fails to abide by any of the terms of this Release, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him, and terminate any benefits or payments that are due, pursuant to the termination provisions of the Agreements, without waiving the release granted herein. In addition, in the event that Etergino has failed to comply with Sections 6 and/or 7 of the 2010 RSU Agreement, Sections 6 and/or 7 of the 2011 RSU Agreement or Sections 10 and/or 11 of the 2011 Option Agreement (other than as a result of an unintentional and immaterial disclosure of confidential information), the Company may, in addition to any other remedies it may have, to the extent permitted in the Agreements reclaim any amounts paid to him pursuant to the Agreements, without waiving the release granted herein. Etergino acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Agreements or his obligations herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Etergino acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Etergino from breaching his post-termination obligations under the Agreements or his obligations hereunder. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b) Etergino understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

(c) The Company acknowledges and agrees that the remedy at law available to Etergino for breach of any of its post-termination obligations under the Agreements or its obligations hereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that Etergino may have at law or in equity, Etergino shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its post-termination obligations under the Agreements or its obligations hereunder. Such injunctive relief in any court shall be available to Etergino, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(d) The Company understands that by entering into this Release it will be limiting the availability of certain remedies that it may have against Etergino and limiting also its ability to pursue certain claims against Etergino.

4.            Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

5.            Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Etergino.

6.            Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the New York applicable to contracts executed in and to be performed in that State.

7.            Notices. All notices or communications hereunder shall be made in accordance with Section 3 of the Severance Agreement.

ETERGINO ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of December 31, 2012.

/s/ Thomas Etergino
Thomas Etergino

THESTREET, INC.

By:	/s/ Elisabeth DeMarse
Name:	Elisabeth DeMarse
Title:	Chief Executive Officer

Exhibit B

Second Release

This Second Release (this “Release”) is entered into by Thomas Etergino (“Etergino”) and TheStreet, Inc., a Delaware corporation (the “Company”) on _____ __, 2013 and shall become effective on the date set forth herein. Defined terms utilized herein and not otherwise defined shall have their respective meanings as forth in the Release entered into on December 31, 2012 by Etergino and the Company.

In consideration of the promises set forth in Paragraph 4 of the Letter Agreement, Etergino and the Company agree as follows:

1.            General Releases and Waivers of Claims.

(a) Etergino’s Release of Company. In consideration of the payments and benefits provided to Etergino under Paragraph 4 of the Letter Agreement and after consultation with counsel, Etergino on behalf of himself and each of his respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Etergino Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Etergino Parties may have, or in the future may possess, arising out of any aspect of Etergino’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof; provided, however, that Etergino does not release, discharge or waive (i) any rights to payments and benefits provided under the Severance Agreement and Letter Agreement, (ii) any right Etergino may have to enforce this Release or any of the Agreements, (iii) Etergino’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, any applicable insurance policy or any contract or provision to which Etergino is a party or as to which Etergino otherwise is entitled to indemnification benefits, with respect to any liability he incurred or might incur as an employee, officer or director of the Company, or (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under COBRA or the Employee Retirement Income Security Act of 1974.

(b) Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Etergino under Paragraph 4 of the Letter Agreement, Etergino on behalf of himself and the other Etergino Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Etergino Parties may have as of the date Etergino signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, Etergino hereby acknowledges and confirms the following: (i) Etergino was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to him the terms of this Release, including, without limitation, the terms relating to his release of claims arising under ADEA, and Etergino has in fact consulted with an attorney; (ii) Etergino was given a period of not fewer than twenty-one (21) days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) Etergino knowingly and voluntarily accepts the terms of this Release. Etergino also understands that he has seven (7) days following the date on which he signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph. Should Etergino not revoke this Release, it shall become effective on the eighth (8th) day following his execution of this Release.

(c) Company’s Release of Executive. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Etergino Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of Etergino’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof, excepting any Claim which would constitute or result from conduct by Etergino that constituted the basis for termination for Cause under the Agreements or could be a crime of any kind. Anything to the contrary notwithstanding in this Release, nothing herein shall release Etergino or any other Executive Party from any Claims based on any right the Company may have to enforce this Release or any of the Agreements.

(d) No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Release.

2.            Proceedings. Neither Etergino nor the Company have filed, any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to Etergino’s employment or the termination thereof (each, individually, a “Proceeding”).

3.            Remedies.

(a) In the event Etergino initiates or voluntarily participates in any Proceeding involving any of the matters waived or released in this Release, or if he fails to abide by any of the terms of this Release, or if he revokes the ADEA release contained in Paragraph 1(b) of this Release within the seven-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him, and terminate any benefits or payments that are due, pursuant to the termination provisions of the Agreements, without waiving the release granted herein. In addition, in the event that Etergino has failed to comply with Sections 6 and/or 7 of the 2009 RSU Agreement, Sections 6 and/or 7 of the 2011 RSU Agreement or Sections 10 and/or 11 of the 2011 Option Agreement (other than as a result of an unintentional and immaterial disclosure of confidential information), the Company may, in addition to any other remedies it may have, to the extent permitted in the Agreements reclaim any amounts paid to him pursuant to the Agreements, without waiving the release granted herein. Etergino acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Agreements or his obligations herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Etergino acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Etergino from breaching his post-termination obligations under the Agreements or his obligations hereunder. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b) Etergino understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

(c) The Company acknowledges and agrees that the remedy at law available to Etergino for breach of any of its post-termination obligations under the Agreements or its obligations hereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that Etergino may have at law or in equity, Etergino shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its post-termination obligations under the Agreements or its obligations hereunder. Such injunctive relief in any court shall be available to Etergino, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(d) The Company understands that by entering into this Release it will be limiting the availability of certain remedies that it may have against Etergino and limiting also its ability to pursue certain claims against Etergino.

4.            Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

5.            Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Etergino.

6.            Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the New York applicable to contracts executed in and to be performed in that State.

7.            Notices. All notices or communications hereunder shall be made in accordance with Section 3 of the Severance Agreement.

ETERGINO ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of _____ __, 2013.

Thomas Etergino

THESTREET, INC.

By:
Name:
Title: